EXHIBIT 10.1

CHANGE IN CONTROL AGREEMENT

     THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made by and between Affirmative Insurance Holdings, Inc., a Delaware corporation (the “Company”), and ___(the “Executive”), to be effective ___(the “Effective Date”).

RECITALS:

     A. The Company is a holding company for a group of insurance agencies and property and casualty insurance subsidiaries which offer primary insurance primarily on personal risks;

     B. The Board of Directors recognizes that the possibility of a Change in Control (as defined below) affecting the Company, and the uncertainty which it may raise among management personnel, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

     C. The Board of Directors considers it essential to the best interests of the Company and its stockholders that its key executives be incentivized to remain with the Company, and to continue to devote their full attention and dedication to the Company’s business and their assigned duties, in the event of an actual or likely Change in Control;

     D. The Board of Directors believes the Executive is a key executive of the Company and, in the event of an actual or likely Change in Control, the Board of Directors wants the Executive to continue performing his or her duties, to assess the impact of the potential Change in Control, to advise the Company whether the potential Change in Control is in the best interests of the Company and its shareholders, to assist in implementing the Change in Control, and to take such other actions as the Board might determine to be appropriate under the circumstances, all without the Executive being distracted by personal concerns about the impact of the potential Change in Control on the Executive;

     E. The Company and the Executive each recognize and hereby acknowledge that the Executive’s employment with the Company is and shall continue to be terminable at will, without prior notice, by either the Company or the Executive; and

     F. The Company and the Executive each hereby acknowledge that this Agreement is not intended to be, and shall not be construed as, an express or implied contract of employment between the Company and the Executive

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

     1. Circumstances Triggering Receipt of Severance Benefits

          (a) Subject to Section 1(c) below, and conditioned on the Executive’s compliance with the Confidential Information, Non-Compete and Non-Solicitation covenants

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contained in Section 6 hereof, and the Executive’s execution of a Waiver and Release Agreement satisfactory to the Company, the Company will provide the Executive with the benefits set forth in Sections 3 and 5 below upon any termination of the Executive’s employment:

         (i) by the Company at any time within the first twenty-four (24) months after a Change in Control;

         (ii) by the Company at any time within sixty (60) days prior to a Change in Control; or

         (iii) by the Executive for “Good Reason” (as defined in Section 1(b) below) at any time within the first twenty-four (24) months after a Change in Control.

          (b) For purposes of Section 1(a)(iii) above, the Executive will be entitled to terminate employment with the Company and its subsidiaries for “Good Reason” after a Change in Control if:

         (i) without the Executive’s written consent, one or more of the following events occurs at any time during the first twenty-four (24) months after such Change in Control:

            (1) the Executive is not appointed to, or is otherwise removed from, any office, title or position with the Company or its subsidiaries that is held by the Executive ninety (90) days prior to the Change in Control for any reason other than for Cause;

            (2) the Executive (i) suffers a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities, reporting relationships, or duties attached to the position with the Company which the Executive as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, or (ii) is assigned any duties or responsibilities which are inconsistent with his or her status, office, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter;

            (3) the Executive has a change in condition or circumstances that makes it materially more difficult for the Executive to carry out the duties and responsibilities of his or her office that existed at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter;

            (4) the Executive’s base salary is reduced below that in effect immediately prior to the Change in Control or there is a failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

            (5) the Executive’s principal office is moved, without the Executive’s consent, to a location that is more than thirty (30) miles from its

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location immediately prior to the Change in Control, except for reasonably required travel on the Company’s business that is not materially greater than such travel requirements prior to the Change in Control;

            (6) the Company fails to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

            (7) the Company becomes insolvent, or the filing by any person or entity, including the Company or any of its subsidiaries, of a petition for bankruptcy of the Company, or other relief under any other moratorium or similar law, which petition is not dismissed within 60 days;

            (8) there is material breach by the Company of this Agreement;

            (9) there is a purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of this Agreement; or

            (10) the Company fails to comply with and satisfy its obligations under Section 7(a) hereof.

The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness; and.

         (ii) the Executive notifies the Company in writing (addressed in care of the Chairman of the Board of the Company) of the occurrence of such event by way of a Notice of Termination.

          (c) Notwithstanding Sections 1(a) and 1(b) above, no benefits will be payable by reason of this Agreement in the event of:

         (i) termination of the Executive’s employment with the Company by reason of the Executive’s death or Disability, so long as neither the Executive nor the Company previously received a Notice of Termination for the Executive;

         (ii) termination by the Executive of the Executive’s employment with the Company at or after age sixty-five (65) if the Executive is then eligible for retirement; or

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         (iii) termination of the Executive’s employment with the Company for Cause.

This Section 1(c) will not preclude the payment of any amounts otherwise payable to the Executive under any of the Company’s employee benefits plans, programs and arrangements and/or under any employment agreement.

     2. Notice of Termination. Any termination of the Executive’s employment with the Company as contemplated by Section 1 above will be communicated by written notice to the Executive or the Company delivered in person or by certified mail. Any “Notice of Termination” will: (i) state the effective date of termination (the “Termination Date”); and (ii) state the specific provision in this Agreement being relied upon for termination.

     3. Termination Benefits. Subject to the conditions set forth in Section 1 above, the Company will pay or provide to the Executive (net of any applicable payroll or other taxes required to be withheld) the following:

          (a) the Company shall pay the Executive in cash within thirty (30) days of the Termination Date an amount equal to all Accrued Compensation and the Pro Rata Bonus;

          (b) at the end of each of the twenty-four (24) consecutive calendar months periods following the Termination Date, the Company shall pay to the Executive in cash an amount equal to one-twelfth of the Base Amount (including any increases in base salary); and

          (c) (A) for a period of twenty-four (24) months following the Termination Date or (B) for such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the Company’s plans, programs, practices and policies providing medical, dental, health, death and disability benefits if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Executive’s termination of employment; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical and other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

     4. Limitation on Payments. In the event that the payments and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then the Executive’s benefits hereunder shall be either:

          (a) delivered in full, or

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          (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. In the event that subsection (a) above applies, then Executive shall be responsible for any excise taxes imposed with respect to such benefits. In the event that subsection (b) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

     5. Termination. Except as otherwise provided in Section 1 above, the Executive’s employment may be terminated as follows:

          (a) prior to a Change in Control, by either the Company or the Executive for any reason, including, but not limited to, upon the resignation or death of the Executive;

          (b) following a Change in Control:

         (1) by the Company due to the Disability or death of the Executive upon delivery of a Notice of Termination to the Executive or his estate;

         (2) by the Company for Cause or without Cause, in either event upon delivery of a Notice of Termination to the Executive; or

         (3) by the Executive for Good Reason or without Good Reason upon delivery of a Notice of Termination to the Company.

Except as otherwise provided in Section 3 above, if the Executive’s employment with the Company is terminated (i) by reason of the Executive’s resignation or death, or (ii) by the Company for Disability or Cause, the Company shall pay to the Executive (or in the case of his or her death, the Executive’s estate) within thirty (30) days after the Termination Date a lump sum cash payment equal to the Accrued Compensation.

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     7. Restrictive Covenants.

          (a) Confidential Information. Commencing on the date hereof and during the Term, the Company agrees to provide Executive with Confidential Information (as defined below). Commencing on the date hereof, and at all times thereafter, Executive agrees that he will not divulge or disclose to anyone (other than the Company or any persons employed or designated by the Company) any Confidential Information. Confidential Information shall include all information of a confidential nature relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, customer lists, contract terms, marketing plans, business plans, financial data, cost information, sales data, or business opportunities whether for existing, new or developing businesses, and Executive further agrees not to disclose, publish or make use of any such knowledge or Confidential Information at any time, including in any future employment, without the consent of the Company.

          (b) Non-Compete. In consideration of the parties’ various mutual promises contained herein, including without limitation those involving Confidential Information, Executive agrees that commencing on the date hereof and during the Term, and upon termination of Executive’s employment by Company after a Change in Control per Section 1(a)(i), by Company prior to a Change in Control per Section 1(a)(ii), or by Executive for “Good Reason” (as defined in Section 1(b) herein), Executive agrees not to enter into or engage in any phase of the business conducted by the Company in any state in which the Company is conducting business on the date of termination of Executive’s employment with the Company, either as an individual for his own account, as a partner or joint venturer, or as an employee, agent, officer, director, or substantial shareholder of a corporation or otherwise for a period of two (2) years following the date of Executive’s termination of his employment with the Company. As of the date of execution of this Agreement, the business conducted by the Company is defined as owning and operating (i) insurance companies providing automobile insurance coverage of any type or class, (ii) underwriting agencies (or managing general agencies) that produce and administer automobile insurance, and (iii) retail agencies that sell automobile insurance policies. Notwithstanding the foregoing, in the event Executive’s employment is not terminated for Cause, if Executive reasonably shows that his proposed employment is not directly competitive with the Company’s business, Executive may enter into such employment.

          (c) Non-Solicitation In consideration of the parties’ various mutual promises contained herein, including without limitation those involving Confidential Information, Executive agrees that commencing on the date hereof and during the Term and upon termination of Executive’s employment, whether voluntary or involuntary, Executive agrees not to directly or indirectly solicit either (i) any employees of the Company to leave their employment with the Company for employment with any other entity, or (ii) business in the area of automobile insurance from any entity, organization or person which has contracted with the Company, which has been doing business with the Company, from which the Company was soliciting business at the time of Executive’s termination, or from which Executive knew or had reason to know that the Company was going to solicit business at the time of Executive’s termination, in each case for a two (2) years period from the date of Executive’s termination of his employment with the Company.

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          (d) Enforcement. Executive and the Company acknowledge and agree that any of the covenants contained in this Section 6 may be specifically enforced through injunctive relief, but such right to injunctive relief shall not preclude Company from other remedies which may be available to it.

          (e) Reformation. The Company and Executive agree and stipulate that the agreements and covenants not to compete contained in this Section 5 are fair and reasonable in light of all of the facts and circumstances of the relationship between Executive and the Company; however, Executive and the Company are aware that in certain circumstances courts have refused to enforce certain terms of agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of this Section 6, the Company and Executive agree that in the event a court should decline to enforce any provision of this Section 6, that this Section 6 shall be deemed to be modified or reformed to restrict Executive’s competition with the Company or its affiliates to the maximum extent, as to time, geography and business scope, that the court shall find enforceable; provided, however, in no event shall the provisions of this Section 6 be deemed to be more restrictive to Executive than those contained herein.

          (f) Termination. Notwithstanding any provision to the contrary otherwise contained in this Agreement, the agreements and covenants contained in this Section 6 shall not terminate upon Executive’s termination of his employment with the Company or upon the termination of this Agreement under any other provision of this Agreement.

     7. Successors, Binding Agreement.

          (a) This Agreement shall be binding upon and shall inure to the benefit of the Company (including each of its subsidiaries), its successors and assigns and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of the Executive’s estate.

     8. Fees and Expenses. In the event that the Executive’s employment is terminated during the twenty-four (24) month period after a Change in Control either by the Company either

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for Cause or without Cause or by the Executive for Good Reason, the Company shall reimburse the Executive for any reasonable attorneys’ fees, expenses and court costs incurred by the Executive as a result of any litigation by the Executive regarding the validity, enforceability or interpretation of any provision of this Agreement (excluding Section 5) (including as a result of any litigation by the Executive regarding the benefits payable to the Executive pursuant to this Agreement) upon receipt of proof of such expenses regardless of which party, if any, prevails in the contest.

     9. Notice. All notices and other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given upon personal delivery or receipt when sent by certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service that provides written proof of delivery, and shall be addressed as follows (or to such other address as either party shall have furnished to the other in writing in accordance herewith):

If to the Executive:

If to the Company:	Affirmative Insurance Holdings, Inc.
4450 Sojourn Drive, Suite 500
Addison, Texas, 75001
Attention: Chief Executive Officer
Copy to: General Counsel

     10. Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and to otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Company may, however, withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     11. Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     Notwithstanding any other provisions of this Agreement to the contrary, the parties hereto agree that they will in good faith amend this Agreement in any manner reasonably necessary in order to comply with Code Section 409A, as enacted by the American Jobs Creation Act of 2004, and the parties further understand and agree that any provision in this Agreement that shall violate the requirements of Code Section 409A shall be of no force and effect after such amendment.

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     12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflict of laws principles thereof.

     13. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreement, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

     15. Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each shall be deemed an original but all of which together shall constitute one and the same instrument.

     17. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          (a) “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including without limitation, (i) base salary, (ii) deferred compensation accumulated under any plan, arrangement or agreement, (iii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company prior to Termination Date, and (iv) bonuses and incentive cash compensation (other than the Pro Rata Bonus).

          (b) “Base Amount” shall mean the greater of the Executive’s annual base salary at the highest rate in effect at any time during the 90-day period prior to a Change in Control, and shall include all amounts of his base salary that are deferred under any plans, arrangements or agreements of the Company or any of its affiliates.

          (c) “Board” shall mean the Board of Directors of the Company.

          (d) “Bonus Amount” shall mean the greater of (i) the most recent annual cash bonus paid or payable to the Executive, or, if greater, the annual cash bonus paid or payable for the year ended prior to the fiscal year during which a Change in Control occurred, or (ii) the average of the annual cash bonuses paid or payable during the three full fiscal years ended prior to a Change in Control (or such lesser period for which annual bonuses were paid or payable to the Executive).

          (e) “Cause” shall mean

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          (i) neglect of his or her material duties or failure to perform his or her material obligations under this Agreement that materially causes harm to the Company or that, in the reasonable judgment of the Company, has materially damaged or interfered with the Company’s relationships with its customers, suppliers, employees or other agents; provided, however, that the Company shall give the Executive written notice of any actions or omissions alleged to constitute Cause under this subparagraph (a) and the Executive shall have forty-five (45) days to cure any such alleged Cause;

          (ii) refusal or failure to follow lawful directives of the Board that are not arbitrary and capricious; provided, however, that the Company shall give the Executive written notice of any actions or omissions alleged to constitute Cause under this subparagraph (b) and the Executive shall have forty-five (45) days to cure any such alleged Cause;

          (iii) conviction of, or a plea of nolo contendere to, or deferred adjudication for (x) a felony relating to the Company’s assets, activities, operations or employees or (y) a felony or a misdemeanor involving moral turpitude that causes harm to the Company or that, in the good faith judgment of the Company, has damaged or interfered with the Company’s relationships with its customers, suppliers, employees or other agents;

          (iv) substance abuse or illegal use of drugs that materially impairs Executive’s performance, that materially causes harm to the Company or that, in the reasonable judgment of the Company, has materially damaged or interfered with the Company’s relationships with its customers, suppliers, employees or other agents;

          (v) commission of an act of fraud, illegality, theft or intentional dishonesty in the course of Executive’s employment with the Company and relating to $5,000 or more of the Company’s assets, or causing $5,000 or more in harm or damages with respect to the Company’s activities, operations or employees; or

          (vi) breach by Executive of Section 6 of this Agreement.

          (f) A “Change in Control” shall mean the happening during the Term of any of the following:

          (i) when any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company or any Company employee benefit plan, including its trustees) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities;

          (ii) the occurrence of any transaction or event relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;

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          (iii) when, during any period of two (2) consecutive years during the Term, the individuals who, at the beginning of such period, constitute the Board cease, for any reason other than death, to constitute at least a majority thereof, unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds (2/3) of the directors at the beginning of such period; or

          (iv) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company through purchase of assets, or by merger, or otherwise.

          (g) “Compensation Committee” shall mean the Compensation Committee of the Board.

          (h) “Disability” shall mean the inability of the Executive to perform his or her duties to the Company on account of physical or mental illness for a period of six consecutive full months, or for a period of eight full months during any 12-month period. The Executive’s employment shall terminate in such a case on the last day of the applicable period; provided, however, in no event shall the Executive be terminated by reason of Disability unless (i) the Executive is eligible for the long-term disability benefits under the Company’s long-term disability insurance policy or plan and (ii) the Executive receives written notice from the Company, at least 30 days in advance of such termination, stating its intention to terminate the Executive for reason of Disability and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

          (i) “Effective Date” shall mean the day and year first above written.

          (j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          (k) “Notice of Termination” shall have the meaning defined in Section 2 above.

          (l) “Pro Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the applicable year through the Termination Date and the denominator of which is 365.

          (m) “Term” shall mean, unless earlier terminated as provided herein, this Agreement shall be for a term of two (2) years from the Effective Date. Thereafter, the Term shall be automatically extended for an additional year on each anniversary of the Effective Date, unless written notice of non-extension is provided by either party to the other party at least 90 days prior to such anniversary.

          (n) “Termination Date” shall have the meaning defined in Section 2 above.

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[SIGNATURES ON FOLLOWING PAGE]

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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Executive has signed this Agreement, effective as of the date first above written.

AFFIRMATIVE INSURANCE HOLDINGS, INC.

By:
Its:

EXECUTIVE:

By:

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